Exhibit 10.3

July 20, 2020

Via Email Only

Solomon Langermann, Ph.D.

6606 Cross Country Boulevard

Baltimore, MD 21215

RE:      EXECUTIVE EMPLOYMENT AGREEMENT

Dear Sol:

On behalf of NextCure, Inc. (“NextCure”, or the “Company”), it is my pleasure to confirm the terms and conditions on which the Board of Directors of NextCure (the “Board”) and you have agreed that you will continue your employment with the Company, serving as the Company’s Chief Scientific Officer, reporting to the Company’s Chief Executive Officer, effective as of the date first set forth above. During your employment with NextCure, you will devote substantially all of your professional efforts to the business of NextCure, except that you may engage in the business activities described on Appendix A of this employment agreement (this “Agreement”), and other activities that may be approved in advance by the Company’s Chief Executive Officer, with advice from the Board (which may include the for-profit board membership(s) described on Appendix A), in each case, so long as these activities do not interfere or conflict with your obligations to the Company. Your employment under the terms of this Agreement shall continue until it terminates in accordance with Section 5 below.

This Agreement supersedes, amends and restates in all respects all prior agreements and understandings between you and the Company regarding the subject matter herein.

This Agreement is intended to summarize some of the terms and conditions of your employment.

1.                  Location. Your place of employment will be at NextCure’s principal offices, currently located in Beltsville, Maryland.

2.                  Compensation.

a.                   Base Salary. Your initial annualized base salary rate will be $375,000, less standard deductions and withholding and payable bi-weekly in accordance with NextCure’s regular payroll practices. Your salary shall be reviewed annually and may be adjusted in connection with any such review.

b.                  Bonus Program. You will be eligible for an annual target bonus of 35% of your annual base salary as determined by the Board in its sole discretion based upon, among other things, the achievement of pre-determined performance milestones. Any annual bonus, if earned, shall be paid no later than March 15th of the year immediately following the year to which the applicable annual bonus relates.

c.                   Withholding. NextCure shall withhold from any compensation or benefits payable to you by NextCure any federal, state and/or local income, employment and/or other similar taxes as may be required to be withheld pursuant to any applicable law or regulation.

3.                  Benefits.

a.                   Vacation and Holidays. You will be eligible each year for 10 paid vacation days (excluding federal holidays), 2 paid personal days and 8 paid days of sick time, as well as paid time off for work days occurring from December 26 through December 30.

b.                  Other. You will be eligible to participate in the benefits to be offered by NextCure on the same terms and conditions as it will make such benefits available to employees in positions similar to your position. The benefits are currently expected to include health insurance and such other benefits provided by similar companies of a similar stage, as approved by the Board.

c.                   Expenses. NextCure shall reimburse you for all reasonable expenses of the type authorized by NextCure and incurred by you in the performance of your duties under this Agreement, all in accordance with the Company’s reimbursement policies.

As is the case of all employee benefits, such benefits will be governed by the terms and conditions of applicable NextCure plans or policies, which are subject to change or discontinuation at any time.

4.                  Severance.

a.                   Definitions. For purposes of this Agreement:

i.                  “Accrued Benefits” means: (i) any unpaid base salary for services rendered prior to the date of termination of employment; (ii) any earned but unpaid annual bonus for any completed fiscal year prior to the year in which termination of employment occurs; (iii) reimbursement of any unreimbursed business expenses incurred as of the date of termination of employment in accordance with NextCure’s reimbursement policy; (iv) accrued but unused vacation (if applicable), earned through the date of termination of employment; and (v) all other payments, benefits or fringe benefits to which you shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant with or by NextCure or this Agreement.

ii.                  “Cause” means conduct involving one or more of the following by you: (i) failure to perform a substantial portion of your duties and responsibilities in accordance with the terms or requirements of this Agreement and your position, which failure continues for, or is not permanently cured within, a period of 60 days after written notice given to you by NextCure except in the case of your physical or mental illness; (ii) disloyalty, gross negligence, willful misconduct, or dishonesty that materially injures NextCure or breach of fiduciary duty to NextCure; (iii) the conviction of (x) a felony or (y) a misdemeanor involving moral turpitude, or fraud; (iv) the commission of an act of embezzlement or fraud; or (v) the material breach of any agreement between NextCure and you.

iii.                  “Good Reason” means, without your express written consent: (i) any reduction in your annual base salary other than a reduction which is proportional to general reductions affecting other senior executive officers of NextCure generally; (ii) any material reduction in your title or scope of responsibilities without your consent (other than your removal from the Board); or (iii) a requirement that the location of the office in which you perform your principal duties for NextCure be changed to a new location that is outside a radius of 50 miles from the Company’s corporate headquarters in Beltsville, Maryland.

b.	Severance Benefits and Payment.

i.	Generally. If your employment with NextCure is terminated by NextCure for any reason other than Cause or by you for Good Reason, NextCure will pay you (1) the Accrued Benefits; (2) subject to your compliance with Section 4(c) below, after the execution and delivery of the Separation Agreement and General Release in the form attached hereto as Appendix B (the “Separation Agreement and General Release”) and the expiration of any revocation period without the release being revoked, 9 months’ base salary, less standard deductions, payable in a single lump sum on the 60th day following the termination of your employment; and (3) if you elect to continue your health insurance coverage pursuant to your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), following the termination of your employment, your monthly premium under COBRA on a monthly basis until the earlier of (x) 9 months following the effective termination date, or (y) the date upon which you commence full-time employment (or employment that provides you with eligibility for healthcare benefits substantially comparable to those provided by NextCure). A termination of your employment by NextCure due to physical or mental illness which is not a Disability (as defined herein) shall be treated as an involuntary termination other than for Cause. The term “Disability” shall mean that you have not been able to materially engage in your duties and responsibilities by reason of any medically determinable physical or mental impairment for a period of not less than 120 consecutive days or not less than 180 days during any one-year period.

ii.	In connection with the Change in Control Period. If your employment with NextCure is terminated by NextCure for any reason other than Cause or by you for Good Reason within 3 months prior to, or 12 months following, a Change in Control (as defined in the NextCure, Inc. 2019 Omnibus Incentive Plan) (the “Change in Control Period”), NextCure will pay you (1) the Accrued Benefits; (2) subject to your compliance with Section 4(c) below, after the execution and delivery of the Separation Agreement and General Release and the expiration of any revocation period without the release being revoked, 12 months’ base salary plus your annual target bonus, less standard deductions, payable in a single lump sum on the 60th day following the termination of your employment; and (3) if you elect to continue your health insurance coverage pursuant to your rights under COBRA following the termination of your employment, your monthly premium under COBRA on a monthly basis until the earlier of (x) 12 months following the effective termination date, or (y) the date upon which you commence full-time employment (or employment that provides you with eligibility for healthcare benefits substantially comparable to those provided by NextCure). A termination of your employment by NextCure due to physical or mental illness which is not a Disability shall be treated as an involuntary termination other than for Cause.

c.                   Eligibility for Severance. Eligibility for receipt of the items in Section 4(b)(i)(2) and 4(b)(ii)(2) above shall be conditioned on your (i) returning to NextCure promptly upon termination of your employment all of its property, including confidential information and all electronically stored information, and (ii) signing and not revoking the Separation Agreement and General Release.

d.                  Accrued Benefits. The Accrued Benefits shall be paid to you (or your estate in the event of your death) upon termination of employment regardless of the circumstances giving rise to such termination.

5.                  At Will Employment. Your employment with NextCure is at will, meaning it may be terminated by you or NextCure at any time, subject to Section 4 above, for any reason with or without Cause. You understand that this Agreement is not a contract for employment for a definite term.

6.                  Confidentiality and Proprietary Rights Agreement. This offer of employment is subject to the Confidentiality and Proprietary Rights Agreement attached as Appendix C, which shall be effective as of the date set forth therein.

7.                  No Inconsistent Obligations. By accepting this offer of employment, you represent and warrant to NextCure that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations set forth in this Agreement or that would be violated by your employment by NextCure. You agree that you will not take any action on behalf of NextCure or cause NextCure to take any action that will violate any agreement that you have with a prior employer.

8.                  Delayed Commencement Date for Payments and Benefits.

a.                  The intent of the parties hereto is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. If you notify NextCure (with specificity as to the reason therefor) that you believe that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Code Section 409A and NextCure concurs with such belief or NextCure independently makes such determination, NextCure shall, after consulting with you, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and NextCure of the applicable provision without violating the provisions of Code Section 409A.

b.                  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any provision to the contrary in this Agreement, no payments or benefits that are considered “nonqualified deferred compensation” under Code Section 409A to which you otherwise become entitled under this Agreement in connection with your termination of employment, shall be made or provided to you prior to the earlier of (i) the expiration of the 6 month period measured from the date of your “separation from service” with NextCure (as such term is defined in Code Section 409A) or (ii) the date of your death, if you are deemed at the time of such separation from service to be a “specified employee” under Code Section 409A and if, in the absence of such delay, the payments would be subject to additional tax under Code Section 409A. Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments and benefits deferred pursuant to this Section 8(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

c.                   For purposes of Code Section 409A, your right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of NextCure. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to you unless otherwise permitted by Code Section 409A.

d.                  All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by NextCure or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

e.                   If under this Agreement an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).

9.                   280G. In the event that the amount of any compensation, payment or distribution by NextCure or its affiliates to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”) would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which you become subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in you receiving a higher After Tax Amount (as defined below) than you would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. § 1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treasury Regulation §1.280G-1, Q&A- 24(b) or (c). For purposes of this Section 9, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on you as a result of your receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to this Section 9 shall be made by a nationally recognized accounting firm or a firm specializing in Section 280G calculations selected by NextCure, which shall provide detailed supporting calculations both to NextCure and you. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by NextCure. Notwithstanding the foregoing, if (i) NextCure is not publicly traded prior to the occurrence of a change in control such that the private company exception pursuant to Q & A #7 of the regulations promulgated under Section 280G of the Code is applicable and (ii) you request that NextCure seek shareholder approval of the portion of any payments to be made to you which are parachute payments under Section 280G and exceed 2.99 times your “base amount” (as such term is defined in Section 280G) in order that, upon obtaining such approval, all of the payments will be exempt from the excise taxes imposed under Sections 280G and 4999 of the Code, NextCure shall use its reasonable best efforts to obtain such approval.

10.              Miscellaneous.

a.                   This offer of employment is made subject to you having the legal right to work in the United States.

b.                  Your employment with NextCure is subject to all Company policies and procedures, and NextCure retains the right to change its policies or procedures at any time.

c.                  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

d.                  Neither this Agreement nor any of your rights or obligations hereunder shall be assignable by you. NextCure may assign this Agreement or any of its obligations hereunder to any subsidiary of NextCure, or to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of NextCure. This Agreement is intended to bind and inure to the benefit of and be enforceable to you and NextCure and NextCure’s permitted successors and assigns.

e.                   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

f.                    The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Maryland without regard to the choice of law principles thereof.

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If the foregoing is acceptable, please indicate your agreement by signing below and returning the original signed Agreement (keeping a copy for your own records) to me on or before July 27, 2020. If you have any further questions or require additional information, please feel free to contact me.

Sincerely,

NEXTCURE, INC.

By:	/s/ Michael Richman
Michael Richman
President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Solomon Langermann, Ph.D.
Solomon Langermann, Ph.D.

Date: July 27, 2020

Appendices:                 Appendix A — Approved Activities

Appendix B — Separation Agreement and General Release

Appendix C — Confidentiality and Proprietary Rights Agreement